Spence-Lingo & Company Ltd
P.O. Box 4421
Atlanta, GA 30302
Toll free 877-369-1889
P) 770-369-1889
F) 810-885-6979

July 20, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Georgia Articles of Incorporation

Dear Sir or Madame:

Please let me take this time to thank you for reviewing this post.

Please find at the following link a PDF version of the company's Articles of Incorporation of Spence-Lingo & Company, LTD:

See Articles of Incorporation at:

www.FreedomTreeFinancial.com/sec/articles/articlesofincorporation.pdf

Shares authorized stand at 1,000,000,0000.

I hope to hear from you soon.

Very truly yours,

By:	/s/ Jermaine E. Spence

Name:	Jermaine E. Spence
Title:	Chief Executive Officer
www.freedomtreefinancial.com